Filed under Rule 424(b)(3)
                                                  Registration No. 333-4837

SUPPLEMENT NO. 3
To Prospectus dated June 12, 1996

                              MCA FINANCIAL CORP.

                                  $6,000,000
                         11% Subordinated Debentures,
                        Series 1996, Due June 30, 2002


         This Supplement No. 3 updates the Prospectus dated June 12, 1996 (the "Prospectus"). The information contained in this Supplement No. 3 is incorporated by reference into the Prospectus. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Prospectus.

The following supersedes information appearing in the Prospectus and Supplements thereto:

                                USE OF PROCEEDS

         The Company intends to use the net proceeds from the Offering to redeem the principal amount of its 1992 Debentures which remain outstanding after the Exchange Offer (up to $4.92 million), which bear an annual interest rate of 11% and mature on March 15, 1997, and for general corporate purposes, which includes providing advances to its subsidiaries and certain of its affiliates, as well as the possible acquisition of mortgage servicing rights and business of one or more unaffiliated mortgage companies. The broker-dealers and selling agents participating in the sale of Series 1996 Debentures through the Exchange Offer or through a direct sale will be paid the same commission. Participating broker-dealers and selling agents will be paid a commission of 6.5%, provided, however, that if a broker-dealer or selling agent sells $250,000 or more of the Series 1996 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer or selling agent sells $500,000 or more of the Series 1996 Debentures it will be paid a commission of 8.0% on all sales.

     The following is additional information which updates the Prospectus:

                             PLAN OF DISTRIBUTION

         In addition to the participating NASD members identified in the Prospectus, the Company has appointed Magellan Securities, Inc., a member of the NASD, to act as an additional selling agent in the Offering on a "best efforts" basis.


              The date of this Supplement No. 3 is March 6, 1997.